Exhibit 10.2

Andretti Sponsor II LLC
100 Kimball Place, Suite 550
Alpharetta, GA 30009

December 3, 2025

XFC Battery Ltd.
c/o StoreDot Ltd.
3 Shenkar Street
Herzliya, Israel 4672503
Attn: Doron Myersdorf

Re: Sponsor Letter Agreement

Dear Mr. Doron:

Reference is hereby made to that certain Business Combination Agreement, dated as of the date hereof (as it may be amended from time to time in accordance with the terms thereof, the “BCA”), by and among (i) Andretti Acquisition Corp. II, a Cayman Islands exempted company limited by shares (“SPAC”), (ii) StoreDot Ltd., an Israeli company limited by shares (the “Company”), (iii) XFC Battery Ltd., an Israeli company limited by shares (“Pubco”), (iv) XFC Israel Merger Sub Ltd., an Israeli company limited by shares and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), and (v) XFC Cayman Merger Sub, a Cayman Islands exempted company with limited liability (“SPAC Merger Sub”). Any capitalized term used but not defined herein will have the meanings ascribed thereto in the BCA.

In connection with the transactions contemplated by the BCA, Andretti Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), has agreed to enter into this Agreement with Pubco to set forth Sponsor’s agreements with respect to all equity securities and interests held by the Sponsor as of the date hereof, including the 5,750,000 SPAC Class B Ordinary Shares (together with any Pubco Ordinary Shares issued in exchange therefor in the SPAC Merger, the “Founder Shares”) held by the Sponsor as of the date hereof that were initially purchased by the Sponsor in a private placement prior to the IPO.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and Pubco hereby agree as follows:

1. Agreement to Vote. The Sponsor hereby agrees it will (i) vote at any meeting of the shareholders of SPAC, and in any action by written resolution of the shareholders of SPAC, all SPAC Ordinary Shares held by the Sponsor and any other equity securities of SPAC (x) that the Sponsor holds of record or beneficially as of the date hereof or (y) of which the Sponsor acquires record or beneficial ownership after the date hereof (collectively, the “Subject SPAC Equity Securities”) in favor of the Shareholder Approval Matters and each other proposal related to the Transactions and any other matter reasonably necessary for the consummation of the Transactions, (ii) when any meeting of SPAC shareholders is held, appear at such meeting or otherwise cause the Subject SPAC Equity Securities to be counted as present for purposes of establishing a quorum, and (iii) vote all Subject SPAC Equity Securities against (x) any Acquisition Proposal or Alternative Transaction and (y) any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Transactions or any of the other Transactions contemplated by the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the BCA or of the Sponsor under this Agreement. The obligations in this Section 1 shall apply whether or not the Transactions or any action described above are recommended by the board of directors of SPAC (the “SPAC Board”) or the SPAC Board has effected a Change in Recommendation. The Sponsor acknowledges receipt and review of a copy of the BCA.

2. Transfer. Except as expressly set forth in this Agreement or the BCA, the Sponsor shall not, directly or indirectly, either voluntarily or involuntarily, Transfer any Subject SPAC Equity Securities, deposit any Subject SPAC Equity Securities into a voting trust or enter into any voting agreement or arrangement or grant any proxy or power of attorney with respect to any Subject SPAC Equity Securities, enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Subject SPAC Equity Securities, engage in any hedging or other similar transaction with respect to any Subject SPAC Equity Securities, or take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer to SPAC’s officers or directors or any direct or indirect controlled affiliates or immediate family member of any of SPAC’s officers or directors. For purposes of this Agreement, “Transfer” means (x) any sale, transfer, pledge, encumbrance, disposition or assignment of, offer to sell, contract or agreement to sell, grant any option to purchase or otherwise dispose of or agreement to dispose of, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

3. Waiver of Anti-Dilution Protection. The Sponsor hereby waives, for itself and its successors, heirs and assigns (and agrees to cause any holder of SPAC Class B Ordinary Shares it controls to waive), any anti-dilution rights, adjustments or similar protections under the SPAC Charter (including under Article 17 thereof and any other provision that would permit the SPAC Class B Ordinary Shares to convert into SPAC Class A Ordinary Shares at a ratio of greater than one-for-one), in each case solely in connection with the Transactions. The waiver contained in this Section 3 shall automatically terminate and be void and of no force and effect if the BCA is terminated in accordance with its terms or the Closing does not occur for any reason.

4. Representations and Warranties. The Sponsor represents and warrants to Pubco, SPAC and the Company that: (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute, deliver and perform this Agreement; (b) this Agreement has been duly authorized by all necessary action on the part of the Sponsor, has been duly executed and delivered by the Sponsor, and constitutes a valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, subject to the Enforceability Exceptions; (c) the Sponsor is the record and beneficial owner of, and has good and valid title to, the Subject SPAC Equity Securities, free and clear of any Liens, proxies, voting trusts or similar arrangements, and has full power to vote, transfer and dispose of such Subject SPAC Equity Securities, except as expressly provided in this Agreement or the BCA; (d) the execution, delivery and performance of this Agreement by the Sponsor do not and will not (i) conflict with, result in a breach of, or constitute a default under any Contract to which the Sponsor is a party or by which the Sponsor or its properties are bound, or (ii) violate any applicable Law or the Organizational Documents of the Sponsor, in each case in any manner that would reasonably be expected to prevent or materially delay performance by the Sponsor of its obligations hereunder; (e) no consent, approval, waiver or authorization of, or filing with, any Governmental Authority or other Person is required to be obtained or made by the Sponsor in connection with the execution, delivery and performance of this Agreement, other than those that have been obtained or made and remain in full force and effect, or that, if not obtained or made, would not reasonably be expected to prevent or materially delay performance by the Sponsor of its obligations hereunder; and (f) there is no Action pending or, to the knowledge of the Sponsor, threatened against the Sponsor that, if adversely determined, would reasonably be expected to prevent or materially delay the performance by the Sponsor of its obligations under this Agreement.

5. Redemption. The Sponsor shall not redeem any Subject SPAC Equity Securities in connection with any shareholder approval of the Transactions.

6. Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that the Sponsor liquidates and distributes to its members all securities of Pubco that it owns in accordance with its organization documents, Sponsor may, without obtaining the consent of any other party hereto, transfer the Subject SPAC Equity Securities and its rights and obligations under this Agreement to its members so long as such members agree in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder. Any purported assignment in violation of this Section 6 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

7. Entire Agreement. This Agreement (including the BCA to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto. No provision of this Agreement may be waived except in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

8. Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 10.3 of the BCA. Unless otherwise specified in writing by the Sponsor, notices to the Sponsor shall be sent to the address of SPAC set forth in the BCA.

9. Incorporation by Reference. This Agreement shall be construed, interpreted, governed and enforced in a manner consistent with the provisions of the BCA. The provisions set forth in Sections 10.2, 10.5 through 10.10, and 10.14 through 10.16, of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement.

10. Further Assurances. From time to time, at the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement and the BCA. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against SPAC, the Company or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Agreement, the BCA or the consummation of the transactions contemplated hereby and thereby.

11. Termination. This Agreement shall terminate at such time, if any, as the BCA is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

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Please indicate your agreement to the foregoing by signing in the space provided below.

Andretti Sponsor II LLc

By:	/s/ William M. Brown
Name:	William M. Brown
Title:	Managing Member

Accepted and agreed, effective as of the date first set forth above:

XFC Battery Ltd.

By:	/s/ Tamir Ben Moshe
Name:	Tamir Ben Moshe
Title: